Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Michael DeVeau Chief Investor Relations & Communications Officer 212.708.7164 Michael.DeVeau@iff.com

IFF Announces Chief Human Resources Officer Transition

NEW YORK — March 15, 2022 — IFF (NYSE: IFF) today announced that Susana Suarez Gonzalez, PhD, Executive Vice President, Chief Human Resources and Diversity & Inclusion Officer, will be leaving the company, and Peter Sommers, current VP, Global People Services, has been appointed as Interim Chief Human Resources Officer. Dr. Suarez Gonzalez intends to remain with the company to assist through a transition period.

“Susana has made significant contributions to IFF’s success over the past six years, and I thank her for all she has accomplished,” said Frank Clyburn, IFF Chief Executive Officer. “Throughout her tenure, Susana has led with passion and a deep commitment to empowering our team to push past industry boundaries and unlock their potential. I wish Susana the very best in her future endeavors.”

Mr. Clyburn continued, “I am confident that Peter’s experience and strong track record within our organization will ensure we continue to execute on our talent and culture objectives. We are fortunate to have him step into this role while we diligently evaluate internal and external candidates that share our deep commitment to empowering world-class talent and advancing our diversity and inclusion objectives. I look forward to welcoming a strategic partner to our Executive Committee who will strengthen our purpose-driven culture while helping us drive profitable growth and create value for all our stakeholders.”

About Peter Sommers

Peter Sommers, currently IFF’s VP, Global People Services, is a strategic, results-driven Human Resources leader with extensive experience leading talent development, change management and core people and culture functions. An IFF veteran, Peter has played a key role in the successful execution of IFF’s largest people initiatives since 2000, including leading HR due diligence and people integration regarding the 2019 merger with DuPont N&B and the global execution of HR strategy including global benefits, compensation, talent development, recruiting and human resources information system. Peter graduated from Canisius College with a Bachelor’s in Business Management/Human Resource Management.

Welcome to IFF

At IFF (NYSE: IFF), an industry leader in food, beverage, health, biosciences and scent, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter , Facebook, Instagram, and LinkedIn.

© 2022 by International Flavors & Fragrances Inc. IFF is a Registered Trademark. All Rights Reserved

iff.com